EXHIBIT 6

                          MANAGEMENT RIGHTS AGREEMENT

                                  June __, 2006

         Sequenom, Inc., a Delaware corporation (together with its subsidiaries, the "COMPANY"), hereby acknowledges and agrees that Pequot Private Equity Fund IV, L.P., a Delaware limited partnership (together with its successors, "PEQUOT") as owners of an equity interest in the Company acquired pursuant to that certain Amended and Restated Securities Purchase Agreement dated as of March 30, 2006 by and among the Company, Pequot and the other purchasers named therein (the "PURCHASE AGREEMENT"), directly has the right to exercise on its behalf the management rights associated with such equity interest (the "RIGHTS") for so long as it is the owner of such equity interest in the Company. The Company further agrees that Pequot has the following additional management rights so long as it is the owner of such equity interest in the Company:

     (a) upon a reasonable request of Pequot and in accordance with the Purchase Agreement, the Company will provide the same information as is provided to members of the board of directors of the Company,
          except to the extent that the  delivery  of  such   information
          would  breach  the   Company's attorney-client privilege;

     (b) upon a reasonable request of Pequot and at reasonable times during normal business hours, to receive income statements, balance sheets, budgets, business plans and other financial information and to inspect books and records of the Company; and


     (c) upon a reasonable request and at reasonable times during normal business hours, to meet and consult with management in respect of the business of the Company.

The above-mentioned rights are intended to satisfy the requirement of management rights for purposes of qualifying Pequot's ownership of an interest in the Company as a venture capital investment for purposes of the United States Department of Labor's "plan asset" regulations, 29 C.F.R. Section 2510.3-101. The Company hereby acknowledges and agrees that the foregoing management rights have been and are effective as of the date of Pequot's investment in the Company. The obligations of the Company hereunder are not assignable or transferable by Pequot without the prior written consent of the Company.

         Any information required or permitted to be provided hereunder by the Company to Pequot shall be in writing and delivered (i) in person, (ii) by a nationally recognized overnight courier service requiring acknowledgment of receipt of delivery, (iii) by United States certified mail, postage prepaid and return receipt requested, or (iv) by facsimile, to:

         PEQUOT PRIVATE EQUITY FUND IV, L.P.
         Attn: Aryeh Davis, Carlos Rodrigues
         c/o Pequot Capital Management, Inc.
         500 Nyala Road
         Westport, Connecticut 06880
         Fax :

         IN WITNESS WHEREOF, the undersigned has executed this agreement as of the date first written above.

                                        SEQUENOM, INC.

                                        By:  /s/ Harry Stylli
                                             ------------------------------
                                        Name:  HARRY STYLLI
                                        Title: President and CEO




                               SIGNATURE PAGE TO
                          MANAGEMENT RIGHTS AGREEMENT
                         PEQUOT PARTNERS VI(GP), L.P.